Exhibit 9.1

DOMAIN LICENSE AGREEMENT

This Domain License Agreement (the "Agreement") is entered into as of April 1, 2025 (the "Effective Date"), by and between:

(1) Charles Nader Lowe, an individual ("Licensor"); and

(2) Doc.com, Inc., a Delaware corporation ("Licensee").

Licensor and Licensee may each be referred to herein as a "Party" and collectively as the "Parties."

1. RECITALS

A. Licensor is the sole holder of the license to the Internet domain name doc.com (the "Domain"), which he has held since 2018.

B. Licensee has used the Domain in connection with its business operations and online presence, and both Parties wish to formally document Licensee's continued use under a license.

C. The Parties acknowledge that Licensee has made certain payments related to the operation, maintenance, and strategic use of the Domain, and agree that such payments are valid and sufficient consideration for the rights granted under this Agreement.

D. The Parties now desire to establish the terms and conditions under which Licensor grants Licensee the right to use the Domain.

NOW, THEREFORE, in consideration of the mutual covenants herein, the Parties agree as follows:

2. GRANT OF LICENSE

Licensor hereby grants to Licensee, and Licensee accepts, an exclusive, non-transferable, non-sublicensable license to use, operate, manage, and control the Domain during the Term (as defined below) solely for Licensee's business operations and related commercial purposes.

Licensor retains all rights associated with his licensed interest in the Domain.

3. TERM

This Agreement shall remain in effect for a period of ten (10) years, commencing on April 1, 2025 and ending on March 31, 2035 (the "Term"), unless terminated earlier in accordance with this Agreement.

4. CONSIDERATION

1. Licensor represents that he is the sole holder of the license to the Domain and is authorized to grant the sublicense described herein.
2. The Parties agree that the Licensee will make five (5) scheduled payments to the account designated in writing by Licensor, as consideration for the sublicense of the Domain. The payment schedule is as follows:

- US $1,170,000.00 – Due before May 15, 2025
- US $920,000.00 – Due before September 15, 2025
- US $920,000.00 – Due before January 15, 2026
- US $920,000.00 – Due before May 15, 2026
- US $920,000.00 – Due before September 15, 2026

3. The Parties acknowledge and agree that these payments constitute full, fair, and sufficient consideration for the sublicense granted under this Agreement.

5. LICENSEE OBLIGATIONS

Licensee agrees to:

1. Use the Domain only for lawful business purposes.
2. Maintain the Domain in active use during the Term.
3. Cover operational costs, technical fees, and other commercially reasonable expenses necessary for the Domain's continued use.

6. LICENSOR OBLIGATIONS

Licensor agrees to:

1. Ensure that Licensee enjoys peaceful and uninterrupted use of the Domain during the Term.
2. Refrain from transferring, or otherwise encumbering the Domain in a manner inconsistent with Licensee's rights under this Agreement.

7. TERMINATION

This Agreement may be terminated prior to the expiration of the Term only:

1. By mutual written agreement of the Parties; or
2. By either Party upon material breach by the other Party, if such breach remains uncured for thirty (30) days after written notice.

8. CONFIDENTIALITY

Both Parties agree to keep the terms of this Agreement and any non-public information exchanged between them confidential, except where disclosure is required by law, court order, auditor requirements, or regulatory authority.

9. ASSIGNMENT

Licensee may not assign this Agreement or any rights hereunder without Licensor's prior written consent. Licensor may not assign the Domain or this Agreement in a manner that interferes with Licensee's licensed rights.

10. TRANSFER OF OWNERSHIP UPON COMPLETION OF TERM AND PAYMENTS

Upon (i) the full completion of the Term of this Agreement, and (ii) the Licensee's full and timely payment of all amounts set forth in Section 4 of this Agreement (the "Conditions"), all right, title, and interest in and to the Domain shall automatically transfer and be assigned to Licensee, without the need for any further action, document, or consideration.

Licensor agrees that, upon satisfaction of the Conditions:

a. The Domain shall immediately and irrevocably vest in Licensee;
b. Licensor shall execute any ministerial documents reasonably requested by Licensee to evidence or record the transfer, including registrar assignment confirmations; and
c. Licensor shall no longer retain any right, title, or interest in the Domain.

If the Conditions are not satisfied in full, ownership of the Domain shall remain with the Licensor.

11. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to its conflict of law rules.

12. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the Parties regarding the Domain and supersedes all prior oral or written agreements relating to its subject matter.

13. AMENDMENTS

Any amendment or modification to this Agreement must be in writing and signed by both Parties.

14. COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original. Electronic signatures shall be valid and binding.

SIGNATURES

LICENSOR:

Name: Charles Nader Lowe.
Signature: ___________________________

LICENSEE:

Doc.com, Inc.
Name: Charles Nader.
Title: Chief Executive Officer.
Signature: __________________________